FREIT Announces Third Quarter Fiscal 2023 Results

HACKENSACK, NJ, September 14, 2023 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and nine months ended July 31, 2023. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2023	2022	2023	2022

GAAP (Loss) Earnings Per Share - Basic	($0.06)	$0.16	$0.01	$6.61
GAAP (Loss) Earnings Per Share - Diluted	($0.06)	$0.16	$0.01	$6.56
AFFO Per Share - Basic and Diluted	$0.10	$0.15	$0.40	$0.44
Dividends Per Share	$0.30	$0.00	$0.40	$0.20

Total Average Residential Occupancy *	96.8%	97.8%	97.1%	98.4%
Total Average Commercial Occupancy *	65.1%	65.9%	65.4%	67.1%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the nine months ended July 31, 2022.

“We delivered a solid quarter of operational and financial performance,” said Robert Hekemian, Chief Executive Officer of FREIT. “This performance was achieved despite increases in legal expenses and other costs associated with adverse actions from an external entity. We are also pleased to announce the recapture of the Kmart space at our Westwood Plaza shopping center-see discussion below. The Board is committed to protecting and delivering value for all FREIT stockholders”.

Results for the Quarter

Real estate revenue increased 4.8% to approximately $7,296,000 for the fiscal quarter ended July 31, 2023 as compared to approximately $6,959,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment driven by an increase in base rents across all properties.

Net (loss) income attributable to common equity (“Net (Loss) Income”) was Net Loss of approximately ($412,000) or ($0.06) per share basic and diluted for the fiscal quarter ended July 31, 2023 as compared to Net Income of approximately $1,121,000 or $0.16 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by an increase in general and administrative expenses (“G&A”) of approximately $648,000 attributed to legal costs relating to the ongoing litigation between FREIT and Sinatra Properties, LLC, as well as the Board’s adoption of the Company’s Stockholder Rights Plan implemented on July 28, 2023. A significant portion of the change results from material items such as an adjustment to the net gain on the Maryland property sale during the fiscal quarter ended July 31, 2023 and a realized gain on the Wayne PSC interest rate swap termination during the prior year’s comparable period.

(Refer to “Table of Revenue & Net (Loss) Income Components”)

Results for the Nine Months

Real estate revenue decreased 12.5% to approximately $21,191,000 for the nine months ended July 31, 2023 as compared to approximately $24,223,000 for the prior year’s comparable period. The change in revenue was primarily attributable to a decrease of approximately $3.6 million attributed to the Maryland Properties sold in the prior year’s comparable period offset by an increase from the residential segment of approximately $0.5 million primarily driven by an increase in base rents across all properties.

Net Income was approximately $104,000 or $0.01 per share basic and diluted for the nine months ended July 31, 2023 as compared to approximately $46,546,000 or $6.61 per share basic and $6.56 per share diluted for the prior year’s comparable period. The change in Net Income was almost entirely driven by the prior year’s comparable period income attributable to the Maryland Properties sold and the $1.4 million gain on the Wayne PSC interest rate swap termination. Also affecting the change in net income were increases in interest costs and investment income reflecting the higher interest rate environment, higher administrative costs and the costs incurred to adopt the Stockholders Rights Plan.

(Refer to “Table of Revenue & Net (Loss) Income Components”)

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2023	2022	Change	2023	2022	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,260	$2,215	$45	$6,522	$8,420	$(1,898)
Residential properties	5,036	4,744	292	14,669	15,803	(1,134)
Total real estate revenues	7,296	6,959	337	21,191	24,223	(3,032)

Operating expenses:
Real estate operating expenses	3,483	3,328	155	10,308	11,934	(1,626)
General and administrative expenses	1,559	911	648	3,361	3,107	254
Depreciation	744	723	21	2,198	3,257	(1,059)
Total operating expenses	5,786	4,962	824	15,867	18,298	(2,431)

Financing costs	(2,031)	(1,774)	(257)	(5,858)	(6,229)	371

Investment income	275	119	156	682	183	499

(Loss) gain on investment in tenancy-in-common	(43)	57	(100)	(231)	(99)	(132)

Net (loss) gain on sale of Maryland properties	(557)	—	(557)	(1,003)	68,771	(69,774)

Net realized gain on Wayne PSC interest rate swap contract termination	—	1,415	(1,415)	—	1,415	(1,415)
Net (loss) income	(846)	1,814	(2,660)	(1,086)	69,966	(71,052)

Net loss (income) attributable to noncontrolling interests in subsidiaries	434	(693)	1,127	1,190	(23,420)	24,610

Net (loss) income attributable to common equity	$(412)	$1,121	$(1,533)	$104	$46,546	$(46,442)

(Loss) earnings per share:
Basic	$(0.06)	$0.16	$(0.22)	$0.01	$6.61	$(6.60)
Diluted	$(0.06)	$0.16	$(0.22)	$0.01	$6.56	$(6.55)

Weighted average shares outstanding:
Basic	7,449	7,040		7,438	7,038
Diluted	7,449	7,114		7,444	7,110

Same Property Net Operating Income

FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of its operating performance. FREIT defines same property within both the commercial and residential segments to be those properties that FREIT has owned and operated for both the current and prior periods presented, excluding those properties that FREIT acquired, sold or redeveloped during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment but may still be in operation at less than full capacity, and/or any property that has been sold is not considered same property. Currently, FREIT’s commercial segment contains five (5) same properties and the residential segment contains six (6) same properties. The Maryland Properties sold in the prior year’s comparable period were excluded from same property results for all periods presented.

Same property NOI for the residential properties increased modestly to approximately $2,843,000 and $8,138,000 for the fiscal quarter and nine months ended July 31, 2023, respectively, from approximately $2,643,000 and $7,921,000 for the prior year’s comparable periods, respectively. Same property NOI for the commercial properties decreased slightly to approximately $1,001,000 for the fiscal quarter ended July 31, 2023 from approximately $1,047,000 for the prior year’s comparable period and increased modestly to approximately $2,939,000 for the nine months ended July 31, 2023 from approximately $2,916,000 for the prior year’s comparable period.

Kmart Lease Update

On June 24, 2023, the owner/operator of the 84,254 square foot Kmart store located at our Westwood Plaza shopping center in Westwood, New Jersey informed FREIT of its intent to sublet their space to three unidentified retail tenants. The current term of the lease for Kmart expires on October 31, 2027 with two 5-year renewal options remaining. The lease agreement provides that base rent payments are fixed at $4.00 per square foot ($336,720 annually) and additional rent for common area maintenance and insurance costs are based on an amount less than Kmart’s pro rata share of the shopping center. Management’s review of the Kmart space has determined that this space has a current rental market value of between $15 and $24 per square foot. While significant tenant and/or capital improvements will be necessary to fit-up this space for a new tenant or tenants, the higher rent potentially realizable equates to annual revenues in excess of approximately $930,000 to $1,685,000. FREIT believes these increased rent amounts, if achieved, will more than offset lost rent from Kmart and other tenants with co-tenancy clauses and will only increase the overall value of the shopping center. Accordingly, on July 24, 2023, FREIT denied Kmart’s request and elected pursuant to the lease to terminate the Kmart lease effective October 23, 2023. Thus, FREIT will now have full control of this space instead of waiting another 14 years to renegotiate or re-lease this space at a higher market rent.

Financing Update

On August 3, 2023, Westwood Hills, LLC refinanced its $25,000,000 loan (which would have matured on October 1, 2023) secured by its residential property located in Westwood, New Jersey with a new loan in the amount of $25,500,000. This loan is based on a fixed interest rate of 6.05%, provides for monthly payments of $153,706 and has a term of three years with a maturity date of September 1, 2026. This refinancing resulted in a decrease in the interest rate from a variable interest rate of approximately 9.21% (as of July 31, 2023) to a fixed interest rate of 6.05% and annual debt service savings of approximately $535,000.

Dividend

The Board declared a total dividend of approximately $2,235,000 ($0.30 per share) in the third quarter of Fiscal 2023, which was composed of an ordinary dividend of $0.05 per share and a special dividend of $0.25 per share to distribute funds released in Fiscal 2023 from a post-closing rent escrow established in connection with the sale of FREIT’s Maryland Properties. The total dividend of $0.30 per share will be paid on September 15, 2023 to holders of record of said shares at the close of business on September 1, 2023. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,		For the Nine Months Ended July 31,
	2023	2022	2023	2022
	(In Thousands Except Per Share Amounts)		(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(846)	$1,814	$(1,086)	$69,966
Depreciation of consolidated properties	744	723	2,198	3,257
Amortization of deferred leasing costs	27	19	67	107
Distributions to non-controlling interests	— (b)	(210)	— (b)	(735	)(c)
Net loss (gain) on sale of Maryland properties	557	—	1,003	(68,771)
Net realized gain on Wayne PSC interest rate swap contract termination	—	(1,415)	—	(1,415)
Adjustment to loss on investment in tenancy-in-common for depreciation	359	355	1,075	1,062
FFO	$841	$1,286	$3,257	$3,471

Per Share - Basic and Diluted	$0.11	$0.18	$0.44	$0.49

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $1.2 million and $3.3 million for the fiscal quarter and nine months ended July 31, 2023, respectively, related to the sale of the Damascus and Rotunda properties.
(c) FFO excludes the distribution of proceeds to non-controlling interests in the amount of approximately $19.4 million related to the sale of the Damascus and Rotunda properties.

Adjusted Funds From Operations ("AFFO")

FFO	$841	$1,286	$3,257	$3,471
Deferred rents (Straight lining)	15	(36)	91	25
Capital Improvements - Apartments	(117)	(195)	(407)	(401)
AFFO	$739	$1,055	$2,941	$3,095

Per Share - Basic and Diluted	$0.10	$0.15	$0.40	$0.44
Weighted Average Shares Outstanding:
Basic	7,449	7,040	7,438	7,038
Diluted	7,449	7,114	7,444	7,110

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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